Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                         Votes for     Votes withheld
Liaquat Ahamed           176,804,132   6,294,359
Ravi Akhoury             176,905,841   6,192,649
Barbara M. Baumann       177,716,173   5,382,317
Jameson A. Baxter        177,651,443   5,447,047
Charles B. Curtis        177,640,934   5,457,557
Robert J. Darretta       177,728,771   5,369,719
Katinka Domotorffy       177,481,553   5,616,937
John A. Hill             177,758,170   5,340,320
Paul L. Joskow           177,751,800   5,346,690
Kenneth R. Leibler       177,821,901   5,276,589
Robert E. Patterson      177,687,130   5,411,360
George Putnam, III       177,756,853   5,341,637
Robert L. Reynolds       177,861,329   5,237,161
W. Thomas Stephens       177,702,507   5,395,983

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against  Abstentions  Broker non-votes
28,362,116  697,566        1,382,314    5,386,073

A proposal to amend the funds fundamental investment restriction with respect to investments in commodities was approved as follows:

Votes for   Votes against    Abstentions   Broker non-votes
27,801,007  884,303          1,756,686     5,386,072

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for    Votes against  Abstentions    Broker non-votes
137,678,659  3,199,261      8,004,299      34,216,272

All tabulations are rounded to the nearest whole number.